Exhibit 99.4

Fairness Opinion -- Syngenta AG

Fairness Opinion on the Public Tender Offer by
China National Chemical Corporation to Acquire Syngenta AG

4 March 2016

Contents
----------------------------------
*   Introduction
*   Company
*   Valuation Considerations
*   Result of the Fairness Opinion
*   Appendices

Introduction

* Background
* Mandate of N+1
* Evaluation Procedure
* Information Basis

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Introduction
Background

Background

- Syngenta AG ("Syngenta" or the "Company") is listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE) with a market capitalization of CHF 33.6bn as at 26 January 2016. Syngenta is a leading agrochemicals company with market leading positions in its three product lines crop protection, seeds as well as lawn and garden products
- Syngenta employs approx. 30,000 people in over 90 countries and generated revenues of USD 13.4bn in financial year 2015. The Company has its global headquarter in Basle, Switzerland, with regional headquarters for NAFTA in Greensboro, North Carolina (USA), for LATAM in Sao Paulo (Brazil) and for APAC in Singapore. Syngenta operates five main global R&D centres in China, India, Switzerland, the UK and the USA. Production takes place at twelve main sites located in Brazil, China, France (2), India, Switzerland (2), the UK (2), and the USA (3)
- The Company's registered share capital is CHF 9,294,564.90 divided into 92,945,649 registered shares with a nominal value of CHF 0.10 per share. The shares are fully paid-in and each carries a voting right
- In May 2015, Syngenta received an unsolicited proposal from Monsanto to acquire the Company at a price equivalent to CHF 449.00 per Syngenta share with approx. 45% in cash, which was rejected by Syngenta's Board of Directors. This event was followed by a period of ongoing takeover speculation until September 2015. After a temporary cool-down of the M&A speculation, renewed rumours of a potential takeover, this time by China National Chemical Corporation ("ChemChina"), resurfaced in December 2015. Consequently, Syngenta's share price and the corresponding weighted average share prices have to be seen as inflated by these speculations to some degree
- On 3 February 2016, ChemChina published a pre-announcement stating its intention to submit an all-cash public tender offer to the Syngenta shareholders to purchase all publicly held registered shares for a price of USD 465.00 per share. Based on a USD/CHF exchange rate of 1.0171 as at 26 January 2016, this corresponds to an offer price of CHF 472.95 per Syngenta share. In addition, the public tender offer will allow for non-dilutive dividend payments to Syngenta shareholders of up to CHF 16.00 per Syngenta share subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on 26 April 2016. The dividend payments of up to CHF 16.00 per share consist of an ordinary dividend of up to CHF 11.00 per share payable before the settlement of the public tender offer and a special dividend of CHF 5.00 per share payable immediately prior to the settlement of the public tender offer. Both elements (the offer price of USD 465.00 per share and the dividend payments of up to CHF 16.00 per share) are considered integrated and are hereinafter together referred to as "ChemChina Offer". It has to be noted that the effective offer price in CHF terms will be subject to the future development of the USD/CHF exchange rate
- On 2 February 2016, ChemChina and Syngenta entered into a transaction agreement pursuant to which the Syngenta Board of Directors agreed, among other things, to recommend the ChemChina Offer for acceptance by the Syngenta shareholders
- In connection with this mandate to provide a fairness opinion, N+1 Swiss Capital AG ("N+1") shall receive no compensation that is dependent on any statements regarding the valuation of Syngenta or the success of a transaction with ChemChina. N+1 hereby confirms that it reached its opinion independently in accordance with TOB Circular No. 3 governing assessment experts
- In accordance with the TOB decision of 27 September 2011, N+1 is suitably qualified to prepare fairness opinions for public takeover offers in Switzerland

Private & confidential

Source: Bloomberg, Syngenta Full Year Results 2015, Syngenta management information

4

N+1 SWISS CAPITAL

Fairness Opinion – Syngenta AG

Introduction
Mandate of N+1

Mandate of the Board of Directors

- The Syngenta Board of Directors has retained N+1 to prepare a fairness opinion assessing the financial adequacy of the ChemChina Offer from the perspective of the public shareholders of Syngenta
- The fairness opinion is intended solely for use by the Board of Directors of Syngenta as part of its report to the shareholders in connection with the ChemChina Offer (in compliance with the TOB ordinance on public takeover offers) and, for the avoidance of doubt, assesses solely the financial adequacy of the ChemChina Offer for the holders of registered Syngenta shares listed on the SIX Swiss Exchange but not for the holders of American Depositary Shares of Syngenta
- This fairness opinion can be used for publication in connection with the public tender offer. It may also be referred to in the Swiss offer prospectus. Use for any other purposes is not permitted
- The fairness opinion does not constitute a recommendation to the public shareholders of Syngenta to accept or reject the ChemChina Offer
- Furthermore, it does not assess the following points:
  - Payment terms and other conditions of the ChemChina Offer
  - Legal and fiscal assessment of the transaction structure
  - Possible effects on shareholders if the ChemChina Offer is accepted or rejected
  - Future value of the Syngenta share
- N+1 has neither performed an audit as defined by Swiss law, nor any kind of due diligence

Private & confidential

5

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Introduction
Evaluation Procedure

Evaluation procedure

- N+1 analyzed various valuation criteria and conducted comprehensive analyses on Syngenta in order to assess the financial adequacy of the ChemChina Offer
- The underlying object of assessment is Syngenta AG with its consolidated subsidiaries
- The valuation date is 26 January 2016
- The valuation analysis results in a value range for the enterprise value and equity value of Syngenta. The implied value range per Syngenta share is an indication that can be used to assess the financial fairness and adequacy of the ChemChina Offer
- The valuation is carried out on a stand-alone basis and thus does not include any synergies a potential acquiror might generate
- No consideration has been given to possible effects at the individual shareholder level, such as tax implications
- The value range for Syngenta as a company and the derived value range per share was calculated primarily on the basis of the discounted cashflow (DCF) analysis. Sensitivity analyses were also carried out as part of the DCF analysis by varying the major value drivers. Additional valuation methods such as an analysis of comparable companies and an analysis of precedent transactions were considered to test the plausibility of the DCF results
- The valuation is based on the assumptions of the business plan prepared by Syngenta's management; adjustments were applied by N+1 where deemed appropriate. Technical assumptions for valuation purposes (e.g. cost of capital, perpetual growth rate) were not part of the provided business plan
- Several meetings and conference calls with the management team were held to discuss the plausibility of the information as well as the business plan received. For the assessment of the business plan, selected adjustments have been made by N+1 taking into account the historical performance of Syngenta, historical and expected market development, expectations of equity research analysts as well as industry benchmarks

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6

Introduction
Information Basis

Information basis

* N+1 made use of the following information for its assessment: [] Publicly accessible information on Syngenta that was considered relevant for the analysis. This includes the 2011-2014 annual reports for the financial years
2011 to 2014, the H1 2015 interim report (unaudited), the Q3 2015 Trading
Statement (unaudited), audited full year results for the financial year 2015 as well as investor presentations and press releases [] Internal company information about Syngenta that was considered relevant for the analysis, particularly the long-term plan (LTP) for the financial years 2016 to 2030. The
LTP was prepared by Syngenta's management and approved by the Board of
Directors in October 2015. The preparation of the LTP was conducted by global crop protection and global seeds teams taking into account current market conditions at that time. The rationale for the relatively long planning horizon is due to the typical innovation time horizon, which lasts at least 7 to 8 years

[] Meetings and conference calls with Syngenta's management focusing on the
Company's financial situation and business performance, the current and future market environment, value drivers and underlying assumptions made in the LTP

[] Descriptive documents on strategy with details on the planning assumptions, as well as on the measures already implemented or planned in the LTP

[] Syngenta strategy documents that include assumptions on planned initiatives and measures to be undertaken under the LTP as well as information on the market development and assumed market share development of Syngenta (based on internal and external estimates)

    [] Information relating to the employee stock programs [] Details of debt-like and cash-like balance sheet positions [] Capital market and financial data for Syngenta and selected comparable companies (primary sources:
Bloomberg, Factset) [] Data from precedent transactions in the sector (source:
Mergermarket) * In preparing this fairness opinion, N+1 assumed that the financial information and other data on Syngenta were accurate and complete and has relied on this information without accepting any responsibility for independent verification thereof

* Syngenta's management assured N+1 that it is unaware of any facts or circumstances that would render the information provided being incomplete, incorrect or misleading * In the preparation of the fairness opinion, N+1 has not carried out any physical inspection of any building and / or sites of
Syngenta * The information and criteria in this document are based on the prevailing market, corporate and economic conditions as at 26 January 2016. Any circumstances thereafter may impact the information, which has been used as a basis for the analysis. N+1 has no obligation to update, verify or confirm any information contained in this document

Company

* General Information
* Business Activities and Products
* Historical Key Financials
* The Global Agrochemicals Market
* Market and Positioning -- Crop Protection
* Market and Positioning -- Seeds
* Strategic Planning

Company
General Information

Company description

* Syngenta is a world leading agribusiness operating in the crop protection, seeds and lawn and garden markets. Through state-of-the-art science and global reach, the Company's goals are targeted at increasing crop productivity and improving global food security * During the financial year 2015, Syngenta posted sales of USD 13,411m, earnings before interest, taxes, depreciation and amortization (EBITDA)(1) of USD 2,777m (20.7% EBITDA margin) and net income of
USD 1,344m (10.0% net income margin) * Syngenta is listed on the SIX Swiss
Exchange (SIX: SYNN) since 2000 following the merger of the Zeneca and Novartis agricultural businesses.
As a leader in the global crop protection and seeds industries, the Company obtains top-three market share positions in key target regions as well as across numerous products

* The Company's origin stems from the merger of Zeneca's and Novartis'
agricultural businesses in 2000 and it is headquartered in Basle, Switzerland.
Syngenta has approximately 30,000 employees in over 90 countries with three other regional headquarters besides Basle

Operational footprint

* Syngenta's operations are divided into three businesses (Crop
    Protection, Seeds, Lawn and Garden) and four sales regions: Europe, Africa,
Middle East (EAME), North America, Latin America (LATAM) and Asia Pacific
(APAC) * The Company comprises 111 production and supply sites (thereof 12 main production sites) and 141 research and development (R&D) facilities (thereof 5 main R&D centers) globally

[GRAPHIC OMITTED]

Source: Annual Reports 2011-2014, Syngenta Full Year Results 2015, Syngenta
management information, Syngenta webpage (1) Based on Syngenta definition (i.e.
including income from associates, excluding restructuring cost)
(2) Including elimination of Crop Protection sales to Seeds; Syngenta does not publish regional sales for the Lawn and Garden business

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Company
Business Activities and Products

Business model

- The foundation for Syngenta's leadership position in crop protection and seeds is powered by long-standing chemistry and agronomic know-how, R&D capabilities as well as innovation leadership
- The Company's activities are dissected into three distinct businesses:
  - Crop Protection includes chemicals such as herbicides, insecticides, fungicides and seed treatment to control weeds, insects and diseases in crops (74% of sales in 2015)
  - Seeds include corn, soybean, vegetables, sunflowers, cereals, sugar beet and oilseeds (21% of sales in 2015)
  - Lawn and Garden provides customers with flowers, turf and landscape and professional pest management products (5% of sales in 2015)

Product portfolio

- Within its Crop Protection business, Syngenta offers a full line of leading products and brands including herbicides (Acuron®, Axial®), fungicides (Amistar®, Elatus™), insecticides (Actara®, Durivo®) and seedcare (Cruiser®, Vibrance®). The products are designed to improve crop yield and performance, increase plant vigor and reduce yield losses during periods of drought or heat
- The Seeds business encompasses a variety of seed products and brands, both genetics and traits, including corn and soybean (Golden Harvest®, Enogen®), diverse field crops (NK® oilseeds, Hilleshog®), vegetables (S&G®, Rogers®) and others. The products help to provide higher yields as well as to increase performance
- Syngenta's Lawn and Garden business offers a variety of plant health solutions for professional turf managers, growers as well as pest managers. The products mainly help to increase productivity as well as to protect the environment

Syngenta's agronomic know-how


Herbicides
Insecticides
Fungicides
Seedcare
Seeds
Products
Integrated solutions for growers
Crops
Adjacent technologies
Cereals
Corn
Diverse field crops
Rice
Soybean
Specialty crops
Sugar cane
Vegetables
Lawn and Garden
Nutrients
Financial services
Information systems

Source: Syngenta Annual Report 2014

Sales split by business(1)


USDm
13,268
6%
21%
72%
14,202
5%
23%
72%
14,688
5%
22%
73%
15,134
5%
21%
75%
13,411
5%
21%
74%
2011A
2012A
2013A
2014A
2015A
Crop Protection
Seeds
Lawn and Garden

Source: Syngenta Annual Reports 2011-2014, Syngenta Full Year Results 2015

Source: Annual Reports 2011-2014, Syngenta Full Year Results 2015, Syngenta management information, Syngenta webpage
(1) Including elimination of Crop Protection sales to Seeds

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10

Company
Historical Key Financials

Sales in financial years 2014 and 2015

* Sales during the financial year 2014 rose by USD 446m or 3% from USD 14,688m to 15,134m as compared to the prior year. At constant exchange rates, sales growth amounted to approx. 5%. The achieved sales growth resulted from both higher prices and volumes * While the Crop Protection business recorded sales growth of 4.6% to USD 11,286m, Seeds business sales dropped by 1.5% to USD
3,155m.
    Sales in the Lawn and Garden business remained fairly unchanged * 2015 sales amounted to USD 13,411m and declined by 11.4% compared to the prior year.
The decline was due to the sharp weakening of almost all global currencies against the USD and weaker market conditions. At constant exchange rates, sales would have been up 0.5% versus the previous year * The Crop Protection and
Seeds businesses declined by 12.1% and 10.1%, respectively. Similarly, the Lawn and Garden business recorded lower sales of 6.5%

Profitability in financial years 2014 and 2015

* Syngenta posted an EBITDA of USD 2,926m in 2014, corresponding to an EBITDA margin of 19.3% (1), and an EBITDA of USD 2,777m in 2015, corresponding to an
EBITDA margin of 20.7% (1) * While margins decreased by 0.4 percentage points in 2014, the EBITDA margin was again improved in 2015 by 1.4 percentage points despite declining sales. At constant exchange rates, Syngenta would have achieved an EBITDA margin of 22.2% (1) * The EBITDA margin enhancement in 2015 was mainly supported by the Accelerating Operational Leverage (AOL) program rolled out in 2014, under which Syngenta aims to expand its EBITDA margin by c.
4 to 5 percentage points until 2018. Other beneficiary factors include positive mix effects in several key product areas and one-off out-licensing income

[GRAPHIC OMITTED]

(1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost) (2) Including elimination of Crop Protection sales to Seeds

Company
The Global Agribusiness Market(1)

General market overview

* The global agribusiness market described in this document only reflects those market segments where Syngenta is active in. Other market segments (such as non-crop agrochemicals) are not shown. Relevant market segments include the crop protection market as well as the global seeds market. The global seeds market, in turn, can be dissected into genetically-modified (GM) seeds and conventional seeds * These selected market segments are estimated at a total volume of approx. USD 97bn in 2014 and have grown at a compounded annual growth rate (CAGR) of 6.6% from 2004 to 2014 * In 2014, the crop protection market accounted for c. USD 57bn or 58%, whereas both the conventional and GM seeds market contributed approx.
USD 20bn each or 20% and 22%, respectively

* Since 2004, the relative share of the crop protection market decreased slightly, however, remained fairly flat at 57 to 58% over the last five years.

Simultaneously, the relative share of GM seeds increased by 13 percentage points largely at the cost of conventional seeds

Key market drivers and risks

* Agrochemicals markets are primarily driven by R&D and innovations introducing new products and technologies. Hence, a strong innovation pipeline is fundamental to long-term success in order to mitigate risks associated with increasing resistance to existing technology (e.g. pesticide resistance) or trait substitution (e.g. insecticides) * The cycle of the global economy, especially in emerging markets, as well as commodity prices are further catalysts driving demand and, ultimately, determining global market volume * In addition, megatrends such as population growth and global warming / climate change are parameters of the demand function for agrochemical products *
Finally, management of patent and license portfolios as well as regulatory approval processes represent opportunities and risks alike

[GRAPHIC OMITTED]

Source: Phillips McDougall, equity research reports
(1) Only taking into account the relevant market segments Syngenta is active in

Company
Market and Positioning -- Crop Protection

General market overview

* The global crop protection market is estimated at a volume of approx. USD
56.7bn and has grown at a CAGR of 5.8% from 2004 to 2014 * From 2010 to 2014, the global crop protection market volume increased by USD 15.4bn to 56.7bn
(corresponding to a period CAGR of 8.2%)

Market share and positioning

* The market is composed of a few global players from the chemicals and agrochemicals industries combining approx. 75% of the global market share * For over a decade, Syngenta has maintained its leading market position within the global crop protection market. In fact, the Company has gained roughly 2 percentage points in market share over that period (from 18% to 20%) * Bayer, the German diversified chemicals group, maintained a relative market share of
c. 18% from 2005 to 2014 and is considered Syngenta's nearest competitor in the crop protection market, followed by BASF
(13%), Dow Chemical (10%), Monsanto (9%) and DuPont (7%)

Market outlook

* While the global crop protection market has grown at a CAGR of 5.8% from 2004 to 2014, the mid-term outlook is more moderate. According to forecasts, the market is expected to grow at a CAGR of around 3 to 4% in the medium to longer term * The lower growth forecast is primarily due to lower growth prospects in emerging markets as well as gradually declining arable land. However, the market is still expected to grow faster than the global economy.
Nevertheless, 2015 was a difficult year for the industry with the global crop protection market declining by an estimated 10% in terms of value

[GRAPHIC OMITTED]

Source: Phillips McDougall, equity research reports, Syngenta management information (1) Based on respective companies' 2014 actual financials (2)
Calendarized to 31-Dec (Syngenta's financial year-end)

Company
Market and Positioning -- Seeds

General market overview

* The global seeds market is estimated at a volume of approx.
    USD 40.6bn and has grown at a CAGR of 7.9% from 2004 to 2014 * From 2010 to
2014, the global seeds market volume increased by USD 9.8bn to 40.6bn
(corresponding to a period CAGR of 7.1%) . Market growth in the GM seeds market
(CAGR of 13.1%) has grossly outpaced the corresponding growth in the conventional seeds market (CAGR of 2.1%) during that period

Market share and positioning

* The market is composed of a few global players from the chemicals and agrochemicals industries combining more than 60% of the global market *
Monsanto, the US-based agrochemicals company, is the industry leader with a market share of c. 26%. Monsanto's biggest competitor is DuPont, the US-based diversified chemicals company operating in the seeds market via its subsidiary
Pioneer, with a market share of c. 20% * Syngenta, in third place, currently has a market share of 8% in the global seeds market, followed by Dow Chemical
(4%) and Bayer (3%)

Market outlook

* While the global seeds market has grown at a CAGR of 7.9% from 2004 to 2014, the mid-term outlook is more moderate. According to forecasts, the market is expected to grow at a CAGR around 4 to 6% in the medium to longer term, with the GM seeds market continuing to grow faster than the conventional seeds market * Similar to the crop protection market, the lower growth forecast for the seeds market is also primarily driven by lower growth prospects in emerging markets as well as gradually declining arable land

[GRAPHIC OMITTED]

Source: Phillips McDougall, equity research reports
(1) Based on respective companies' 2014 actual financials (2) Calendarized to
31-Dec (Syngenta's financial year-end)

Company
Strategic Planning

Strategy

* Syngenta's strategy is centered around increasing crop yields and performance, while simultaneously reducing input resources. Coupled with its agronomic expertise and deep understanding of growers' needs,
Syngenta offers a broad portfolio of agrochemical products

* Strategic goals at the Crop Protection business include new product launches fueled by a highly promising product pipeline, as well as continued efforts in
R&D and innovation life-cycle management * In the Seeds business, Syngenta follows a clear goal at expanding its out-licensing income in the short-term as well as pushing its promising pipeline of new hybrid seed products * To carry out its strategy, Syngenta heavily markets its products, maintains strong channel partnerships and operates strong sales forces around the globe

Guidance

* Syngenta's management expects the Company to generally outgrow the market and therefore gain market share in both key businesses, Crop Protection and Seeds *
For the medium to long term, the Company communicated the following targets:

-- Enhancement of EBITDA margin to around 24 to 26%

-- Continuously leveraging on the current broad product portfolio with strong new product launches ahead, underpinned by a promising innovation pipeline

-- Syngenta introduced its AOL program in 2014 in order to improve operational leverage and achieve efficiency gains, ultimately improving the Company's margin profile

[GRAPHIC OMITTED]

Source: Syngenta roadshow presentation, capital markets presentation, Syngenta management information

Valuation Considerations

* Methodology
* DCF Analysis
* Share Price Analysis and Equity Research Analysts' Target Prices
* Analysis of Comparable Companies
* Analysis of Precedent Transactions
* Analysis of Takeover Premia

N+1 SWISS CAPITAL

Fairness Opinion – Syngenta AG

Valuation Considerations

Methodology (1/2)

General remarks

- The primary valuation method used in establishing a fair equity value per Syngenta share was the discounted cashflow (DCF) analysis. The DCF analysis belongs to those valuation methods based on capitalized earnings value which enable a wide range of company-specific factors to be considered
- The key assumptions of the underlying business plan provided by Syngenta's management were checked for plausibility in specific discussions with the management team and by setting them against the historical performance of Syngenta, historical and expected market development, expectations of equity research analysts as well as industry benchmarks. Where deemed necessary, N+1 applied adjustments to the underlying planning assumptions (details can be found on the following pages)
- In order to further check the plausibility of the results of the DCF analysis, several market-value-based valuation methods were deployed
- The valuation date is 26 January 2016[1]

Calculation of equity value per Syngenta share

- The above mentioned valuation methods were used to determine Syngenta's enterprise value. The equity value was then calculated by deducting the enterprise value adjustments from the enterprise value
- The equity value per Syngenta share was obtained by dividing the equity value by the number of Syngenta shares outstanding, excluding treasury shares and factoring in dilution by in-the-money stock options, restricted stock unit (RSU) plans and other share plans according to the treasury method (diluted shares outstanding)
- The below table shows the calculation of the number of diluted shares outstanding as at 22 January 2016

	No. of shares
Registered shares	92,945,649
Treasury shares	1,161,397
Shares outstanding	**91,784,252**
Dilution (stock options, RSUs and other share plans)	799,166
Diluted shares outstanding	**92,583,418**

Source: Syngenta management information

Valuation method based on capitalized earnings value

Discounted cashflow (DCF) analysis

- The DCF analysis is one of the most widely recognized valuation methods based on capitalized earnings value. The basis of this valuation method is explained in greater detail on the following pages

Market-value-based valuation methods

Analysis of the historical share price development and of equity research analysts' target prices

- Both the current target prices of equity research analysts and the share price development over the last 12 months were analyzed in order to draw conclusions about Syngenta's current market value

Analysis of comparable companies

- The current market valuation of comparable listed companies (peers) was analyzed (so-called trading multiples)
- Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between Syngenta and its peers. This is ensured in particular if the companies are similar in their business models, size, risk and opportunity profiles, and ultimately in their growth and profitability profiles

Analysis of precedent transactions

- This valuation process entails analyzing precedent M&A transactions in which the target companies are comparable with Syngenta (so-called transaction multiples)
- The prices paid in these transactions (and the implied valuations) are heavily dependent on the specific interests of the parties involved and thus to a certain extent reflect subjective attributions of value. Therefore, a precise analysis of the relevant transaction parameters is essential

Analysis of takeover premia

- This analysis benchmarks the implied takeover premium of the existing offer price to takeover premia of selected precedent public takeovers in Switzerland

Private & confidential

(1) Any deviations from this date (e.g. date of enterprise value adjustments) are explicitly noted

17

Valuation Considerations
Methodology (2/2)

DCF analysis: theoretical foundations

* The DCF analysis is based on free cashflows achievable in the future before financing activities. Thus, the DCF analysis looks at cashflows which are available to the providers of both debt and equity capital.
These cashflows are discounted as per the valuation date using weighted average cost of capital (WACC) in order to reflect the present value of the cashflows and the inherent entrepreneurial risk

* The free cashflows are basically established by looking at the business plan drawn up by Syngenta's management. As already mentioned, N+1 applied adjustments to the business plan provided by Syngenta's management (details can be found on the following pages). The table at the bottom of the page to the right shows the general approach to calculating annual free cashflow on the basis of earnings before interest and taxes (EBIT)

* In the expectation of Syngenta continuing its business beyond the business plan period (which goes up to 2030), assumptions are made about sustained free cashflow. This is used to calculate what is called the terminal value. The terminal value is comprised of the value of all future cashflows subsequent to the business plan period

* Finally, the enterprise value is made up of the present value of free cashflows during the business plan period (up to 2030) and the present value of the terminal value. The present value is obtained by discounting the free cashflows and the terminal value as at 26 January 2016
(valuation date) on the basis of Syngenta's WACC

* The WACC reflects the return expectations by Syngenta's providers of debt and equity capital. The cost of equity capital is derived in accordance with the capital asset pricing model (CAPM). The assumptions used to calculate
Syngenta's WACC are set out on the following pages

[GRAPHIC OMITTED]

Calculation of free cashflow (general approach)
Free cashflow:
Operating income before interest and taxes (EBIT)
[] Adjusted taxes on EBIT (unlevered)

= Net operating profit after taxes (NOPAT)
+ Depreciation and amortization
[] / + Investment in / divestment of non-current assets
[] / + Increase / reduction in net working capital
[] / + Increase / reduction in other relevant balance sheet positions
= Free cashflow

Source: Volkart, Suter & Vettiger (2002), Spremann (2007)

Valuation Considerations
DCF Analysis (1/3)

Derivation of WACC: cost of equity(1)

* Risk-free rate: Syngenta generates nearly all of its sales outside
Switzerland. Furthermore, very few of its expenses are incurred in Switzerland.
Therefore, a global sales-weighted risk-free rate was derived based on the current yields of each respective national government's 10-year bond  * Beta:
unlevered beta was derived on the basis of regression betas for comparable listed companies and adjusted to Syngenta's target capital structure
(relevered). On the valuation date, an unlevered beta of 0.82 was observed *
Market risk premium: a market risk premium of 5.9% was used -- this, according to Duff & Phelps, is the difference between the average annual total return on listed large company stocks and the average annual income return on long-term government bonds (period of 1926 to 2014)(2)

Derivation of WACC: cost of debt(1)

* Pre-tax cost of debt: Syngenta's pre-tax cost of debt were calculated based on the weighted average of current yields of Syngenta's outstanding listed bonds. The weighting was based on the nominal value of each bond * Tax rate: in order to calculate post-tax cost of debt, a tax rate of 22.0% was used, in line with Syngenta's long-term tax rate expectations

Derivation of WACC: target capital structure(1)

* As per discussions with Syngenta's management, a gearing ratio of 15%
(calculated as net financial debt / (net financial debt + equity)) could be appropriate in order to remain within a solid investment grade credit rating which the Company targets. As per the end of financial year 2015, the corresponding ratio stands at 8.6% (including pensions and restricted cash)

[GRAPHIC OMITTED]

Source: Bloomberg, Factset, Syngenta management information, Duff & Phelps (1)
Further details on the WACC can be found in Appendix 1 (2) Excluding period of
1942 to 1951 due to World War II interest rate bias

Valuation Considerations
DCF Analysis (2/3)

Business plan assumptions Business plan
* The valuation is generally based on the business plan drawn up by
    Syngenta's management which covers the financial years 2016 to 2030. The underlying planning assumptions were checked for plausibility in specific discussions with the management team and by setting them against historical performance of Syngenta, historical and expected market development, expectations of equity research analysts as well as industry benchmarks. On that basis, N+1 applied selected adjustments to the business plan which in sum had a moderating effect on projected sales growth as well as assumed improvements in operating profitability* This resulted in the following business plan assumptions:

Sales (FY 2016 to 2030)
* The compound annual growth rate (CAGR) in sales amounts to 4.6% . Key drivers for this development are (i) a generally increasing exposure to faster growing emerging economies, (ii) continuous innovation in the Crop Protection segment in line with historical market outperformance and (iii) new product launches in the Seeds segment (e.g. hybrid seeds)

EBITDA (FY 2016 to 2030)
* The average EBITDA margin amounts to 24.5% (1) over the planning period. The increase compared to historical levels is primarily attributable to (i) the envisaged optimization of the product mix in the Crop Protection segment, (ii)
structural changes of the earnings contribution of the Seeds segment
(increasing share of out-licensing income), (iii) materializing results of the ongoing efficiency and cost optimization program "AOL" as well as (iv) growing operating leverage based on the assumed volume growth * Anticipated cash-effective restructuring cost were also factored into the DCF analysis

Tax rate (FY 2016 to 2030)
* According to the business plan, the average tax rate will be 21.8% over the entire planning period. The increase versus historical levels (average of 14.6%
between FY 2011 and 2015) is primarily due to a shift in revenue mix towards higher-tax jurisdictions. In general, Syngenta has historically proven to be best-in-class with regards to tax management

Capital expenditure, depreciation and amortization (FY 2016 to 2030)
* Over the planning period, capital expenditure (capex) will be an average of
4.6% of sales compared to 4.1% historically (average between FY
    2011 and 2015). Depreciation and amortization (D&A) over the planning period will be an average of 81.9% of capex * Anticipated business investments were also factored into the DCF analysis

Net working capital (FY 2016 to 2030)
* The average level of net working capital will be 25.5% of planned sales compared to 28.6% historically (average between FY 2011 and 2015).
The improvement is based on (i) an anticipated change in business mix and (ii)
the ongoing efficiency program "AOL" (primarily reduction of inventory levels)

Terminal value assumptions

* The terminal value is calculated based on an assumed perpetual growth rate of
2.0 to 2.5%, which is in line with consensus equity research analyst forecasts for Syngenta and expected long-term market growth

Enterprise value adjustments(2)

* The enterprise value adjustments are calculated as at 31 December 2015,
Syngenta's last reporting date * At 31 December 2015, net financial debt amounted to USD 2,743m (excluding restricted cash) * In addition, debt-like items of USD 604m were included * Thus, enterprise value is converted into equity value on the basis of total enterprise value adjustments of USD 3,348m

Source: Syngenta business plan, Syngenta Full Year Results 2015, Syngenta management information (1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost) (2) A detailed breakdown of this position can be found in Appendix 2

Valuation Considerations
DCF Analysis (3/3)

Valuation parameters at a glance

* Valuation date: 26 January 2016
* Enterprise value adjustments: USD 3,348m * WACC: 8.0% - 8.5% * Perpetual growth rate: 2.0% - 2.5% * Diluted shares outstanding: 92.6m
* Avg. sales growth (FY 2016 to 2030): 4.6% (CAGR) * Avg. EBITDA margin (FY
2016 to 2030): 24.5% (1) * Avg. tax rate (FY 2016 to 2030): 21.8% * Avg. capex
(FY 2016 to 2030): 4.6% of sales * Avg. D&A (FY 2016 to 2030): 81.9% of capex
* Avg. net working capital (FY 2016 to 2030): 25.5% of sales

Valuation of Syngenta

* By means of the DCF analysis an enterprise value of USD 42,494m as at 26
January 2016 was established * To derive Syngenta's equity value, enterprise value adjustments of USD
    3,348m were deducted from the enterprise value. This results in an equity value of USD 39,147m as at 26 January 2016 * Based on 92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 430.05 (mid-point) was established as at 26 January 2016. The table on the right illustrates this calculation * The DCF analysis also entailed conducting a sensitivity analysis using changes to the central value drivers perpetual growth rate and WACC
(see table at the bottom of the page to the right)

* The sensitivity analysis of the central value drivers results in a value per
Syngenta share of CHF 400.61 (lower end) to CHF 464.55 (upper end) as at 26
January 2016

[GRAPHIC OMITTED]

Sensitivity 8.74% analysis: value per share (CHF)

[GRAPHIC OMITTED]

Source: Syngenta business plan, Syngenta Full Year Results 2015, Syngenta management information, Bloomberg (1) Based on Syngenta definition (i.e.
including income from associates, excluding restructuring cost)

[GRAPHIC OMITTED]

Development of Syngenta share price and trading volumes

* The chart on the right shows the historical development of Syngenta's share price and trading volume over the last 12 months

-- The Syngenta share has gained 23.4% over the last 12 months

-- The share price ranged from CHF 288.50 to 435.20, with the median share price being CHF 349.75 over this period. As shown in the chart on the right, ongoing takeover speculation significantly influenced the development of the
Syngenta share over the last months

-- The closing price on 26 January 2016 was CHF 362.80

   -- The 60-day VWAP was CHF 370.70 as at 26 January 2016. The 60-day VWAP is
the volume-weighted average price of all stock market transactions executed during the last 60 trading days and serves as minimum price as defined by Swiss takeover law * We do not regard the current share price level as a good proxy for the stand-alone valuation of Syngenta, as it seems to be distorted by ongoing takeover speculation * Syngenta is part of the SLI Swiss Leader Index of the SIX Swiss Exchange, hence the share is automatically considered liquid on the basis of Swiss takeover law(1)

[GRAPHIC OMITTED]

Source: Bloomberg, SIX Swiss Exchange
(1) Art. 40 para. 4 Stock Exchange Ordinance-FINMA

Valuation Considerations 27-Nov-15
Share Price Analysis and Equity Research Analysts' Target Prices (2/2)

Equity research analysts' target prices

* This analysis is based on a review of target prices published by equity research analysts covering Syngenta * A target price can generally be taken as the value an equity research analyst expects a company's share price to reach within a 12-month timeframe on a theoretical basis, and is approximately equivalent to a per-share valuation of the company * The median target price across all analysts is CHF 366.00 per Syngenta share, with the target prices ranging from CHF 265.00 to 460.00 * It has to be noted that several equity research analysts have published two different target prices for Syngenta: a theoretical acquisition price (take-out valuation) and a target price based on a stand-alone valuation (excluding a potential control premium). Where available and disclosed, the target prices were distinguished between these two categories

-- The median target based on stand-alone valuations is CHF 321.71 per Syngenta share, with the target prices ranging from CHF 265.00 to 391.00

   -- The median target based on take-out valuations is CHF 470.00 per Syngenta share, with the target prices ranging from CHF 449.00 to 500.00 * The table on the right summarizes the currently available target prices of the equity research analysts covering Syngenta(1)

Target prices of equity research analysts (CHF)(1)

[GRAPHIC OMITTED]

Source: Bloomberg, equity research reports

Source: Bloomberg, equity research reports
(1) Overview excludes equity research analysts who have not expressed an explicit target price for Syngenta

Valuation Considerations
Analysis of Comparable Companies

Selection of comparable companies(1)

* The universe of pure-play comparable listed companies is generally limited.
Hence, the comparable companies identified include both agrochemical companies which operate almost exclusively in the fields of crop protection products or seeds and traits (Monsanto, KWS Saat, Nufarm, Vilmorin) as well as diversified groups which have major divisions in this sector (Bayer, DuPont, FMC) *
Diversified groups whose agrochemicals operations contribute significantly less than 20% of group sales and operating profit (e.g. BASF, Dow Chemical) were not considered as peers, as their market valuations are largely impacted by the
"non-agribusiness"
* In order to ensure that the right companies for comparison were selected from as broad a universe as possible, the selection of comparable companies was matched against current assessments from equity research analysts and market studies

Valuation methodology

* For the group of comparable companies selected, the enterprise value (EV) was calculated on the basis of their current market capitalization (as at 26
January 2016) and their latest available actual net debt / cash position
(including debt-like and cash-like items) * This value was set against the consensus EBITDA estimate for the financial year 2016 for each comparable company (IBES consensus).
    A calendar adjustment was made for those companies with different financial years (Syngenta reports as at 31 December) * The median from the resulting trading multiples (10.6x) was applied to
    Syngenta's 2016 EBITDA estimate (based on the business plan)(2), producing an enterprise value for Syngenta. To derive the equity value, enterprise value adjustments of USD 3,348m were deducted from the enterprise value. Based on
92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 295.15 (mid-point) was established as at 26 January
2016 * In order to calculate a value range as well, the median of the trading multiples (10.6x) was increased by 10% (upper end) and reduced by 10% (lower end)

Calculation of value per Syngenta share

[GRAPHIC OMITTED]

Source: Bloomberg, IBES consensus, Syngenta business plan, Syngenta Full Year
Results 2015, equity research reports, market studies (1) An overview of the comparable companies selected (including trading multiples and financial metrics) can be found in Appendix 3 (2) Adjusted EBITDA including restructuring costs

Valuation Considerations
Analysis of Precedent Transactions

Selection of precedent transactions

* In order to analyze precedent transactions in which the target companies are comparable with Syngenta, relevant M&A transactions in the global market for crop protection products as well as seeds and traits were selected. The analysis covers the period 1999 to 2015. This relatively long period was chosen to reflect different waves of consolidation in the agrochemicals space *
Transactions for which no financial details were published and transaction with an implied deal size of less than USD 100m were not considered as part of this analysis * A detailed overview of the selected transactions can be found in
Appendix 4

Valuation methodology

* For the selected precedent transactions, the implied enterprise value (EV)
and the implied historical EV/EBITDA multiple (transaction multiple) were calculated* As a next step, the median of the calculated transaction multiples
(13.5x) was applied to Syngenta's 2015 EBITDA(1), producing an enterprise value for Syngenta. In this method, intentional use was made of a historical EBITDA
(here 2015), since the transaction multiples are also calculated by means of historical values * To derive the equity value, enterprise value adjustments of
USD 3,348m were deducted from the enterprise value. Based on 92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 326.18 (mid-point) was established as at 26 January 2016 * In order to calculate a value range as well, the median of the transaction multiples (13.5x) was increased by 10% (upper end) and reduced by 10% (lower end)

Calculation of value per Syngenta share

[GRAPHIC OMITTED]

Source: Mergermarket, Bloomberg, equity research reports, Syngenta Full Year
Results 2015 (1) Adjusted EBITDA including restructuring costs

Valuation Considerations
Analysis of Takeover Premia

Analysis of premiums paid in public takeover situations in Switzerland

* Subjective interests play a major role in public takeovers. Potential acquirers may in some circumstances be willing to pay significant control premiums * This is especially true in contested takeover situations, where potential acquirers outbid each other resulting in higher premiums paid *
Another important factor is, whether a bidder has already owned a controlling stake in the target company when the tender offer is announced. In such instances, the willingness to pay an additional control premium on the share price will typically be reduced * When selecting relevant public takeover transactions for the purpose of this analysis, the following criteria were applied(1):
-- Transactions since 1 January 2006

-- Target company was listed on the SIX Swiss Exchange at the time of the tender offer

-- "Pure" real estate companies were not considered

-- Implied equity value of at least CHF 100m

-- Consideration of voluntary as well as mandatory offers

-- Only cash offers were considered

* Since 2006, average premiums of 29.8% were paid compared to the 60-day VWAP on the day before the announcement of each tender offer * Applying a premium range of 25% to 35% to Syngenta's 60-day VWAP of CHF 370.70 as at 26 January
2016 results in a value range of CHF 463.38 to 500.45 per Syngenta share. It has to be noted that the current VWAP is inflated by ongoing takeover speculation and already contains some element of (unquantifiable) takeover premium

Analysis of premiums paid in public takeover situations in Switzerland
(cont'd)
* For illustrative purposes the same methodology was applied on the 60-day VWAP prior to the unsolicited Mo 400.00 nsanto proposal (CHF 329.83 as at 30 April
2015). This results in an illustrative value range of CHF 412.29 to 445.27 per share

-- This tends to reflect a period with no/limited takeover inflation of
Syngenta's share350.00 price

[GRAPHIC OMITTED]

Source: Mergermarket, Bloomberg, Swiss Takeover Board, SIX Swiss Exchange
(1) An overview of the selected public takeover transactions can be found in
Appendix 5

Result of the Fairness Opinion

Result of the Fairness Opinion
Valuation Results for Syngenta (1/2)

Valuation assessment

* The illustration on the following page summarizes the results of our valuation analysis. The DCF analysis was used as the primary valuation method, while selected market-value-based methods (60-day VWAP, analysis of comparable companies, analysis of precedent transactions, target prices of equity research analysts, analysis of takeover premia) were used to test the plausibility of the results of the DCF analysis * The valuation date is 26 January 2016 * As at
26 January 2016, the ChemChina Offer amounts to CHF 488.95 per Syngenta share.
It consists of an offer price of USD 465.00 per Syngenta share (which corresponds to CHF 472.95 per share based on a USD/CHF exchange rate of 1.0171 as at 26 January 2016), an ordinary dividend of up to CHF 11.00 per share and a special dividend of CHF 5.00 per share which are both subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on
26 April 2016 and are both payable to the shareholders prior to the settlement of the public tender offer. It has to be noted that the effective offer price in CHF terms will be subject to the future development of the USD/CHF exchange rate. This fairness opinion assesses the financial adequacy of the ChemChina
Offer based on the USD/CHF exchange rate as at 26 January 2016. Potential future fluctuations of the USD/CHF exchange rate, that might influence the effective offer price and ultimately each shareholder's proceeds in CHF terms, are not taken into account * The DCF analysis results in a value range of CHF
400.61 to 464.55 per share. In general, the DCF analysis leads to higher results than the other (market-value-based) valuation methods as it fully captures the planned sales growth and operating profitability increase envisaged by the business plan * The 60-day VWAP as at 26 January 2016 is CHF
370.70. It has to be noted that the current VWAP is inflated by ongoing takeover speculation * Equity research analysts value the Syngenta share at CHF
265.00 to 391.00 on a stand-alone basis (excluding a potential takeover premium)

Valuation assessment (cont'd)

* The analysis of comparable companies based on 2016 EV/EBITDA trading multiples results in a value range of CHF 261.96 to 328.34 per share * The analysis of precedent transactions based on historical EV/EBITDA transaction multiples results in a value range of CHF 289.88 to 362.47 per share * The
ChemChina Offer represents a premium of 31.9% (including dividend payments of up to CHF 16.00 per share) and 27.6% (excluding dividend payments) compared to the 60-day VWAP as at 26 January 2016. Applying a typical premium range of 25%
to 35% to the 60-day VWAP as at 26 January 2016 results in a value range of CHF
463.38 to 500.45 per share. As noted above, considering the prolonged speculation on merger discussions, we believe that the current VWAP already contains some element of (unquantifiable) takeover premium.
Hence, in order to avoid a potential double-counting, we disregard this valuation method for the purpose of our overall assessment. Applying the premium range of 25% to 35% to a potentially "unaffected" VWAP
(CHF 329.83) results in a value range of CHF 412.29 to 445.27 per share, which may be considered more relevant

Result of the Fairness Opinion
Valuation Results for Syngenta (2/2)Analys is of

[GRAPHIC OMITTED]

(1) Based on an offer price of USD 465.00 per share (which corresponds to CHF
472.95 per share based on a USD/CHF exchange rate of 1.0171 as at 26 January
2016), an ordinary dividend of CHF 11.00 per share and a special dividend of
CHF 5.00 per share (both subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on 26 April 2016)

Appendices

* Cost of Capital
* Calculation of Enterprise Value Adjustments
* Trading Multiples of Comparable Companies
* Overview of Precedent Transactions
* Public Takeover Premia Since 1 January 2006
* List of Abbreviations

Appendix 1
Cost Equity of Capital (1/2)

[GRAPHIC OMITTED]

(1) Excluding period of 1942 to 1951 due to World War II interest rate bias

Appendix DuPont 1
Cost of Capital (2/2) FMC

Calculation KWS of unlevered beta

[GRAPHIC OMITTED]

Sensitivity analysis: WACC

[GRAPHIC OMITTED]

Source: Factset, KPMG, company information
(1) (Five-year)7(regression).6%against MSCI World Index based on weekly returns 8.0
(2) Net financial debt including pensions
(3) Unlevered beta = (levered beta / (1 + (1 -- tax rate) x D/E)); assumption: beta of D = 0

Appendix 2Other non-current
Calculation of Enterprise Value Adjustments

[GRAPHIC OMITTED]

Source: Syngenta Full Year Results 2015, Syngenta management board

Appendix 3
Mons anto
Trading Multiples of Comparable Companies

[GRAPHIC OMITTED]
Source: Factset, company information, Syngenta Full Year Results 2015,
Bloomberg
(1) Enterprise value adjusted for net financial debt or net cash, pensions, non-controlling interest (2) Underlying financials calendarized to Syngenta's financial year-end (31-Dec) (3) Syngenta financials based on IBES consensus

Appendix 02-Jun- 4
Overview of Precedent Transactions

[GRAPHIC OMITTED]

Source: Mergermarket

Appendix 5
Public Takeover Premia Since 1 January 2006(1)

[GRAPHIC OMITTED]

Source: Swiss Takeover Board, Mergermarket
(1) List consists of selected public takeovers in Switzerland; selection criteria are mentioned in the main part of the document (2) Based on 60-day
VWAP prior to announcement of transaction (3) Including dividend payment

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Appendix 6
List of Abbreviations (1/2)

- AG Aktiengesellschaft (public limited company)
- AOL Accelerating Operational Leverage
- APAC Asia Pacific
- approx. approximately
- avg. average
- bn billion(s)
- c. circa, approximately
- CAGR compound annual growth rate
- capex capital expenditures
- CAPM capital asset pricing model
- ChemCina China National Chemical Corporation
- CHF Swiss francs
- D debt
- D&A depreciation and amortization
- DCF discounted cashflow
- Dec December
- EBIT earnings before interest and taxes
- EBITDA earnings before interest, taxes, depreciation and amortization
- E equity
- e.g. exempli gracia, for example
- EAME Europe, Africa and Middle East
- etc. et cetera, and so forth
- EV enterprise value
- FCF free cashflow
- FY financial year
- GM genetically-modified
- H1 first half-year
- i.e. id est, that is
- incl. including
- Jan January
- LATAM Latin America
- LC local currency
- LTP long-term plan
- m million(s)
- M&A mergers & acquisitions
- MCap market capitalization
- MRP market risk premium
- MSCI MSCI World Index (global equity index)
- n.a. not applicable
- N+1 N+1 Swiss Capital
- NAFTA North American Free Trade Agreement
- NOPAT net operating profit after taxes
- NYSE New York Stock Exchange
- P/E price-to-earnings ratio
- Q3 third quarter

Private & confidential
37

Appendix 6
List of Abbreviations (2/2)

*   R&D      research and development
*   RSU      restricted stock unit
*   SIX      SIX Swiss Exchange
*   SLI      Swiss Leader Index
*   SYNN     stock ticker of Syngenta AG
*   t        taxes
*   TOB      (Swiss) Takeover Board
*   UK       United Kingdom
*   US / USA United States of America
*   USD      US dollar
*   VWAP     volume-weighted average price
*   WACC     weighted average cost of capital

Contact Information

Kurt R[]egg               Ralf Herrmann
Senior Partner            Partner
E   kruegg@n1swisscap.com E   herrmann@n1swisscap.com
T   +41 44 226 52 52      T   +41 44 226 52 52
F   +41 44 226 52 53      F   +41 44 226 52 53
N+1 Swiss Capital AG
Talacker 41
P.O. Box 2865
8022 Zurich
Switzerland
T   +41 44 226 52 52
F   +41 44 226 52 53
www.n1swisscap.com

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS OPINION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS OPINION ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 11, 2016, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS OPINION OR OTHERWISE.